Exhibit 99.1

CONTACT:
Monica M. Weed
Information Resources, Inc. Litigation
Contingent Payment Rights Trust
312.360.6498
monica.weed@infores.com

Parties Stipulate to Order Dismissing IRI Antitrust Action Against ACNielsen

Clearing Way for IRI to Take Immediate Appeal to Second Circuit Court of Appeals

CHICAGO - January 27, 2005 – Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced that Information Resources, Inc. and the defendants in IRI’s antitrust case against The Dun & Bradstreet Corp., IMS International, Inc. and ACNielsen (now owned by VNU, N.V.) have stipulated to the terms of an order entered by the Court today that dismisses IRI’s remaining antitrust claims and enters judgment against IRI, clearing the way for IRI to take an immediate appeal with the Second Circuit Court of Appeals from certain legal rulings made by the U.S. District Court.  As indicated in prior press releases, IRI stipulated to this order because it believed that the in limine order entered by the Court on December 3, 2004 effectively dismissed IRI’s claims and that it would be a waste of resources to try the case without first having this order overturned.

IRI intends to file an immediate request with the Second Circuit Court of Appeals seeking review, on an expedited basis, of certain legal rulings which IRI believes were erroneously made by the District Court in this case.  Chief among these rulings is the District Court’s December 3, 2004 legal ruling barring IRI from arguing that ACNielsen’s pricing practices or discounts were illegal or anti-competitive unless IRI can show that they involved prices below short-run average variable cost, calculated without the inclusion of ACNielsen’s “Fixed Operations” costs.  IRI believes that the District Court improperly expanded the standard used to identify predatory pricing and extended it to IRI’s claims involving illegal bundling.  IRI also intends to appeal the District Court’s July 12, 2000 and February 6, 2001 legal rulings dismissing IRI’s claims for damages in European markets, where it sold its services through subsidiaries, for lack of standing and refusing to allow IRI to amend its complaint to add these subsidiaries as plaintiffs.

IRI cannot be certain that the Second Circuit Court of Appeals will grant IRI an appeal on an expedited basis, nor can IRI predict how long the actual appeal process will take, whether on an expedited basis or otherwise.  Further, while IRI believes that it has a strong case on appeal, there can be no assurances that IRI will prevail.  As previously disclosed by the Trust, if the Second Circuit Court of Appeals rules against IRI on the issue addressed in the District Court’s December 3, 2004 ruling, the only recourse available to IRI in this case will be to request an appeal before the Supreme Court of the United States.  If IRI fails in all of its appeals on this issue, the final judgment entered against it today dismissing the case will stand.  If IRI is successful on appeal with respect to the issue addressed in the District Court’s December 3, 2004 ruling, IRI believes that, barring any unforeseen circumstances, the case will be referred back to the District Court for trial and a new trial schedule will be set.

Copies of the Court’s rulings in this case are part of the public record in the United States District Court for the Southern District of New York.  IRI is in the process of seeking the permission of the Court and the consent of the defendants to make the filings regarding the Court’s December 3, 2004 ruling part of the public record, with confidential information removed if necessary.  If IRI is able to obtain leave to make these filings available, it will notify the public via a press release with access information for these filings.

Additional information about the lawsuit, the Litigation Trust, and the CVRs trading under IRICR.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs.

This document contains certain forward-looking statements about the Trust and/or the ACNielsen lawsuit and the CVRs.  When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, and similar expressions as they relate to the Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements.  In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Trust including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by the Trust and the actual proceeds (if any) to be received by the Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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